Exhibit 19

Insider Trading Policy

Date of Last Revision: December 2, 2025

Version 8.3

Insider Trading Policy

Table of Contents

2	Purpose	4
3	Goals/Objectives of the Policy	4
4	Scope of the Policy	4
4.1	General Prohibition	4
4.2	“Inside Information” Defined	5
4.3	Violations of Insider Trading Laws	5
5	Target Audience	6
5.1	Generally	6
5.2	Additional Provisions Applicable to Insiders	6
6	Roles and Responsibilities	7
7	Relevant Regulatory Requirements and Guidance	7
8	Policy Standards	7
8.1	Post-Termination Transactions	7
8.2	Hedging Transactions	7
8.3	Additional Restrictions Applicable to Insiders	8
8.3.1	Beneficial Ownership	8
8.3.2	Black-Out Periods	8
8.3.3	Applicability/Certain Exceptions	8
8.3.4	Rule 10b5-1 Trading Plans	10
8.3.5	Additional Prohibited Transactions	11
8.3.6	Required Certification	12
9	Reporting Requirements of Section 16(A)	12
9.1	Form 3	12
9.2	Forms 4 and 5	12
9.3	Form 144	13
9.4	Preparation of Forms 3, 4, 5 and 144	13
9.5	Short-Swing Profit Recapture Rule of Section 16(b)	13
9.6	Post-Termination Requirements	14
10	Policy Oversight and Review	14
11	Effective Date	15
12	Contact Information	15
13	APPENDIX	15

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2 Purpose

The purpose of this Insider Trading Policy (“Policy”) is to establish policies and procedures regarding trading in securities issued by Trustmark Corporation (“Trustmark”) by members of Trustmark’s board of directors (“directors”) and Trustmark’s officers and associates.

3 Goals/Objectives of the Policy

The objective of this Policy is to help Trustmark’s directors, officers and associates comply with insider trading laws, handle confidential information properly, avoid potentially embarrassing public disclosures and avoid the appearance of impropriety.

4 Scope of the Policy

4.1 General Prohibition

Any director, officer or associate who has material non-public information (“Inside Information”) relating to Trustmark may not, until the Inside Information becomes public, (i) buy or sell securities issued by Trustmark, directly or indirectly, (ii) engage in any other action to take personal advantage of that information, or (iii) pass it on to others outside Trustmark. In addition, any director, officer, or associate who learns of Inside Information about another entity, including but not limited to another entity with whom Trustmark does business, or proposes to do business, may not trade in that entity’s securities until the Inside Information becomes public.

To ensure compliance with this policy, all directors, officers, and associates of Trustmark must:

• protect the confidentiality of Inside Information, by, for example, avoiding casual conversations about such Inside Information in public areas and storing files containing Inside Information in secure locations; and

• report any unauthorized disclosure of Inside Information, whether inadvertent or otherwise, immediately to the Trading Coordinator, whose contact information can be found in Section 12 of this Policy.

It is also Trustmark’s policy that it will not engage in transactions in Trustmark securities while Trustmark is in possession of material non-public information relating to Trustmark or its securities, other than in compliance with applicable law, including, but not limited to, Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Any such transactions on behalf of Trustmark must be authorized by the Board of Directors or effected pursuant to properly delegated Board authority.

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4.2 “Inside Information” Defined

For the purpose of this Policy, Inside Information is (1) material and (2) non-public information. Information is “non-public” if not available to the investing public generally. Information typically will no longer be considered to be “non-public” once two trading days have elapsed since the information was disseminated widely to the investing public, such as through a press release carried over a major news service, a public filing with the Securities and Exchange Commission (the “SEC”) or materials sent to stockholders (e.g., a proxy statement). The distribution of information through narrower channels, such as postings on rarely-frequented websites, may be insufficient to make it public, and the posting of information on social media does not constitute public dissemination. Also, the fact that non-public information is reflected in rumors in the marketplace does not mean that the information has been publicly disseminated. It is important to note that even after information becomes public, many aspects relating to a matter may remain non-public.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision to buy, sell or hold securities, or if it is reasonably likely to affect the market price of a security. Examples of information that may be material include:

• Quarterly and annual earnings information,

• Changes in earnings estimates,

• Changes in dividend policy,

• Significant mergers, acquisitions, or divestitures,

• Acquisition or loss of a significant contract,

• Changes in key management personnel,

• Important product developments,

• Changes in business strategies,

• Significant financial developments, and

• Threatened litigation or administrative actions, or material developments in such matters.

The foregoing list does not include all of the information that could be deemed to be material. Further, the courts and the SEC have declined to identify all information that could be deemed to be material. If you are uncertain whether you are in possession of material non-public information, you are required to consult with the Trading Coordinator.

4.3 Violations of Insider Trading Laws

Violations of insider trading laws can severely damage Trustmark’s reputation and can result in severe civil and criminal penalties for the individuals involved, Trustmark management and Trustmark itself. Directors, officers and associates who violate this Policy are subject to appropriate disciplinary action, which could include termination of employment.

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Violation of insider trading laws could result in civil or criminal penalties under applicable federal securities laws. The SEC and the Department of Justice vigorously pursue alleged violations of the insider trading laws, even in cases where the alleged illegal profit is very small. The sanctions for individuals who trade on inside information (or tip information to others) include:

• a civil penalty of up to three times the profit gained or loss avoided;

• a criminal fine (no matter how small the profit) of up to $5 million ($25 million for a corporation);

• a jail term of up to 20 years; and

• a temporary or permanent bar from serving as an officer or director of any public company.

Insider trading violations can also expose Trustmark (and possibly supervisory personnel) to civil or criminal liability.

Finally, private lawsuits also may be brought against illegal traders by persons who traded without access to the material non-public information and incurred losses.

As a reminder, anyone scrutinizing the transactions of a director, officer or associate will be doing so after the fact, with the benefit of hindsight. Before engaging in any transaction, each director, officer or associate should carefully consider how enforcement authorities and others might view the transaction in hindsight.

5 Target Audience

5.1 Generally

This Policy applies to all directors, officers and associates of Trustmark (collectively, “Covered Persons”). Additionally, this Policy applies to any family members who reside with a Covered Person, anyone else who lives in the household of a Covered Person, and any family members who do not live in a Covered Person’s household but whose transactions in Trustmark securities are directed by a Covered Person or are subject to influence or control by a Covered Person.

5.2 Additional Provisions Applicable to Insiders

Trustmark has established additional restrictions for those persons who, because of the nature of their employment or positions, are most likely to have access to Inside Information regarding Trustmark. These individuals, referred to as “Insiders” include (a) any member of Trustmark Bank’s Executive Strategy Committee, (b) those associates identified as “Insiders” on a list maintained by the Trading Coordinator, as such list may be determined from time to time by the Trading Coordinator or by the Board of Directors of Trustmark, and (c) individuals who serve on the Board of Directors of Trustmark or Trustmark Bank.

6 Roles and Responsibilities

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The Trading Coordinator (as identified in Section 12) or the Board of Directors of Trustmark shall be responsible for identifying Insiders for purposes of this Policy.

The Trading Coordinator shall be responsible for distributing the approved Policy to all Insiders in December of each year. All Insiders shall be responsible for submitting the Certification set forth in Schedule 13.1 to the Trading Coordinator in accordance with Section 8.3.6 hereof.

7 Relevant Regulatory Requirements and Guidance

The terms of this Policy are designed to promote compliance with applicable law, including the Exchange Act, and the SEC’s rules and regulations promulgated thereunder.

8 Policy Standards

8.1 Post-Termination Transactions

If any director, officer or associate of Trustmark or its subsidiaries is in possession of Inside Information when his or her employment or service terminates, such individual may not trade in Trustmark securities until that information has become public or is no longer material. In addition, an Insider will continue to be subject to the provisions of this Policy applicable to Insiders, including the black-out period, until completion of the first quarterly black-out period (as described in Section 8.3.2) following termination of such Insider’s employment or service.

8.2 Hedging Transactions

Hedging transactions may misalign a Trustmark associate's objectives with those of the company. Furthermore, the counterparty to a hedging transaction frequently seeks to short the underlying security to hedge its exposure on the transaction, which is not consistent with the interests of Trustmark or its shareholders. Therefore, Trustmark associates are prohibited from engaging in any hedging transactions with respect to any of Trustmark’s securities including trading in any derivative security relating to Trustmark’s securities. As noted in Section 8.3.5, shorting Trustmark securities is not consistent with the interests of Trustmark or its security holders. Therefore, Covered Persons are prohibited from engaging in any form of hedging transaction with respect to any Trustmark security.

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8.3 Additional Restrictions Applicable to Insiders

Compliance with securities laws is the responsibility of the Insider; however, Trustmark has an interest in assisting its Insiders in complying with applicable laws. In order to simplify compliance, Insiders shall conduct trades in accordance with the following procedures. Any questions regarding these procedures should be directed to the Trading Coordinator.

8.3.1 Beneficial Ownership

The procedures in this Section 8.3.1 apply to all securities, which are beneficially owned by the Insider. An individual is deemed to beneficially own securities in which he or she has a direct or indirect pecuniary interest—that is, the opportunity to profit or share in any profit derived from a transaction in the security. An individual is considered to have an indirect pecuniary interest, among other situations, in (i) shares held by members of the individual’s immediate family or certain other persons sharing the same household and family members whose transactions are directed or influenced by such individual, (ii) securities held by a trust of which the individual is a trustee and either the individual or a member of his or her family is a beneficiary, (iii) the individual’s proportionate interest in any securities held by a general or limited partnership, (iv) securities the individual can acquire through the exercise or conversion of any warrant, option or similar interest and (v) securities held by a corporation or similar entity in which the individual is a controlling shareholder and has investment control over the entity’s investment portfolio.

8.3.2 Black-Out Periods

Insiders are prohibited from trading in Trustmark securities during four black-out periods each year. Each black-out period begins on the 15th day of the last month of Trustmark’s fiscal quarter and concludes at the close of business two trading days following the quarterly earnings release.

Trustmark may also impose additional black-out periods on specified Insiders in the event of a major corporate development that has not been announced to the public. The Trading Coordinator will inform affected Insiders of the commencement and termination of any additional black-out periods. An Insider made aware of the existence of an event-specific black-out period may not disclose the existence of the black-out period to any other person. Any failure of the Trading Coordinator to designate an Insider as being subject to an event-specific black-out period will not relieve that Insider of the obligation not to trade while aware of Inside Information.

8.3.3 Applicability/Certain Exceptions

Stock Option Exercises

The trading restrictions described above apply to all exercises of stock options, regardless of the manner in which the exercise price of the option is to be paid.

8.3.3.1 Vesting of Restricted Stock/Restricted Stock Units

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The trading restrictions described above do not apply to tax withholding pursuant to which an Insider elects to have Trustmark withhold shares of restricted stock or restricted stock units to satisfy tax obligations associated with vesting. The trading restrictions described above do apply, however, to the sale of any shares, including a sale for the purpose of generating the cash needed to pay the tax obligations associated with vesting.

8.3.3.2 401(k) plan

The trading restrictions described above do not apply to automatic purchases of Trustmark securities in the Trustmark 401(k) Plan (the “401(k) Plan”) resulting from an Insider’s periodic contribution of money to the plan pursuant to a deduction election. The trading restrictions described above do apply, however, to discretionary transactions an Insider may make under the 401(k) Plan, including an election to make an intra-plan transfer of an existing account balance into or out of Trustmark securities.

8.3.3.3 Employee and Director Stock Purchase Plan

The trading restrictions described above do not apply to automatic purchases of Trustmark stock in the Employee and Director Stock Purchase Plan (the “Stock Purchase Plan”) resulting from the periodic contribution of money to the Stock Purchase Plan pursuant to the election made (i) at the time of enrollment in the Stock Purchase Plan and (ii) while a black-out period is not in effect. The trading restrictions described above do apply, however, to an Insider’s election to participate in the Stock Purchase Plan for any enrollment period and to the sale of Trustmark stock purchased pursuant to the Stock Purchase Plan.

8.3.3.4 Dividend Reinvestment Plan

The trading restrictions described above do not apply to automatic purchases of Trustmark stock under the Dividend Reinvestment and Direct Stock Purchase and Sale Plan or under certain broker-provided dividend reinvestment plans resulting from an Insider’s reinvestment of dividends paid on Trustmark stock. The trading restrictions described above do apply, however, to voluntary purchases of Trustmark stock resulting from additional contributions an Insider chooses to make to such a plan, and to an Insider’s election to participate in such a plan or to change his or her level of participation in such a plan. The trading restrictions described above also apply to the sale of any Trustmark stock purchased pursuant to such a plan.

8.3.3.5 Gifts

The trading restrictions described above do apply to certain bona fide gifts of Trustmark securities (such as charitable donations or family gifts or estate planning transfers). Insiders may not make a gift or donation of Trustmark securities while aware of Inside Information or during a black-out period, if the Insider (a) anticipates that the recipient will sell the securities before the Inside Information is made public or before the black-out period expires, as applicable, or (b) will receive value related to the gift or donation (e.g., the Insider would receive a tax deduction related to a charitable donation). With respect to other bona fide gifts of Trustmark stock, the trading restrictions described above do not apply.

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8.3.4 Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to rely on this affirmative defense, an Insider must enter into a Rule 10b5-1 plan for transactions in Trustmark securities that meets the conditions specified in the following paragraph (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Trustmark securities may be purchased or sold under the Rule 10b5-1 Plan without regard to certain insider trading restrictions.

An Insider may not enter into a Rule 10b5-1 Plan when that person is aware of Inside Information or during a black-out period. To meet the requirements of Rule 10b5-1 the Insider must enter into a binding contract and provide an instruction to another person or adopt a written plan for trading securities that:

• specifies the amount of securities to be bought or sold, as well as the price and date of the transaction(s);

• includes a written formula, algorithm or computer program for determining the amount, price and date of the purchase(s) or sale(s); or

• does not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales, while at the same time ensuring that any person effecting trades under the Rule 10b5-1 Plan is not aware of any material non-public information while doing so.

An Insider who wishes to implement a Rule 10b5-1 Plan must pre-clear such plan with the Trading Coordinator at least two weeks prior to the proposed effective date of the plan. The following requirements must be met for the Rule 10b5-1 Plan to be approved:

• any Insider proposing to adopt a Rule 10b5-1 Plan must include a representation certifying that he or she is adopting the plan in good faith, at a time when he or she is not in possession of Insider Information and not as part of a plan to evade insider trading prohibitions;

• the Rule 10b5-1 Plan must include a cooling-off period between the adoption of the plan and the first trade under the plan that (i) for Section 16 Insiders (as defined below in Section 9) lasts until the later of (A) 90 days after the adoption of the Rule 10b5-1 Plan and (B) two business days following the disclosure of Trustmark’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan is adopted; provided, however, that in no event will the required cooling-off period exceed 120 days following the adoption of the Rule 10b5-1 Plan and (ii) for all other Insiders, lasts for at least 30 days after the adoption of the Rule 10b5-1 Plan; and

• the proposed Rule 10b5-1 Plan must otherwise meet all other conditions and restrictions of Rule 10b5-1, including restrictions on having more than one Rule 10b5-1 Plan in effect at the same time and having more than one Rule 10b5-1 Plan that is intended to effect the open-market purchase or sale of a total amount of securities as a single transaction in any 12-month period.

The Trading Coordinator must be promptly notified of any amendments to, or termination of, any Rule 10b5-1 Plan. Any modification of the amount, pricing or timing of purchase(s) or sale(s) of securities under

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a Rule 10b5-1 Plan will constitute the termination of the Rule 10b5-1 Plan and the adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1 and the conditions set forth above, including a new cooling-off period, before trading can begin under the new plan.

8.3.5 Additional Prohibited Transactions

Trustmark considers it inappropriate for any Insider to engage in short-term or speculative transactions in Trustmark securities. Accordingly, Insiders may not engage in any of the following transactions:

8.3.5.1 Short Sales

Short sales of Trustmark securities evidence an expectation on the part of the seller that the securities will decline in value and therefore may signal to the market that the seller has no confidence in Trustmark or its short-term prospects. In addition, short sales may reduce the seller’s incentive to promote Trustmark’s performance. For these reasons, Insiders are prohibited from engaging in short sales of Trustmark securities. This prohibition extends to so-called short sales against the box, where the seller may own the securities being sold, but does not deliver those securities to cover the sale order.

8.3.5.2 Publicly Traded Derivatives

A transaction in a derivative instrument that is tied to a Trustmark security, such as non-compensatory options, is, in effect, a bet on the short-term movement of that Trustmark security and, therefore, creates the appearance that an Insider is trading based on Inside Information. Transactions in non-compensatory options also may focus an Insider’s attention on short-term performance at the expense of Trustmark’s long-term objectives. Accordingly, Insiders are prohibited from engaging in transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, with respect to Trustmark securities. (Option positions arising from certain types of hedging transactions are governed by “Hedging Transactions” above).

8.3.5.3 Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged or otherwise hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Insiders are prohibited from holding Trustmark securities in a margin account or pledging Trustmark securities as collateral for a loan. An exception to this prohibition may be granted where an Insider wishes to pledge Trustmark securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any request for approval of such a pledge arrangement must be submitted to the Trading Coordinator at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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8.3.6 Required Certification

All Insiders must annually certify their understanding of and intent to comply with this Policy by signing and dating the Certification set forth in Schedule 13.1 of this Policy and submitting the same to the Trading Coordinator, whose contact information can be found in Section 12 of this Policy, on or before December 31 of each year.

9 Reporting Requirements of Section 16(A)

Section 16(a) of the Exchange Act requires that Trustmark’s directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and 10% beneficial owners (collectively, “Section 16 Insiders”) file beneficial ownership reports in connection with their purposes and sales of Trustmark’s securities.

9.1 Form 3

A Section 16 Insider must file a Form 3 (entitled “Initial Statement of Beneficial Ownership of Securities”) with the SEC to report that he or she is an Insider and his or her ownership interests in Trustmark within ten days after becoming a Section 16 Insider.

9.2 Forms 4 and 5

A Section 16 Insider must file a Form 4 (entitled “Statement of Changes in Beneficial Ownership”) with the SEC to report a transaction within two business days after the date of such transaction if it results in a change in his or her beneficial ownership of Trustmark’s equity securities. There are three general exceptions to the two-business-day reporting requirement.

First, the following types of transactions may be reported on a Form 4 within two business days following the date the Section 16 Insider receives notice of the transaction (but in no event later than five business days following the transaction), rather than two business days following the date on which the transaction occurs:

• a transaction pursuant to a Rule 10b5-1 plan under which the Section 16 Insider does not select the date on which the purchases or sales take place; and

• a “discretionary transaction” (as defined in Rule 16b-3) pursuant to an employee benefit plan for which the Section 16 Insider does not select the date on which transactions take place (such as transfers in or out of, or cash withdrawals from, a company stock fund in a 401(k) plan or other employee benefit plan).

Second, certain transactions may, and in a few instances must, be reported on a year-end Form 5. A Form 5 must be filed with the SEC within 45 days after the end of such fiscal year by each person who was a Section 16 Insider for any part of a company’s fiscal year (unless he or she has no transactions to report on Form 5). There are certain types of stock transactions that the SEC has designated as eligible for Form

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5 filing (rather than a Form 4 filing). Section 16 Insiders also must report on a Form 5 all transactions that occurred during the fiscal year that should have been, but were not, reported earlier on Form 4.

Third, the following types of transactions do not trigger any Form 4 or Form 5 filing requirement:

• an acquisition under an employee stock purchase plan;

• a transaction (other than a “discretionary transaction”) under certain employee benefit plans, such as pension plans, 401(k) plans, or related excess benefit plans;

• an acquisition through a stock split, stock dividend, or other pro rata distribution to stockholders of Trustmark;

• an acquisition under certain dividend or interest reinvestment plans; and

• an acquisition or disposition as a result of a domestic relations order (such as a divorce decree).

Although these transactions do not require the filing of a Form 4 or Form 5, the next Form 4 or Form 5 filed after the occurrence of one of these transactions is required to reflect the effects of these transactions in the column reporting post-transaction security ownership.

9.3 Form 144

Most sales of Trustmark securities, which may include sales from the 401(k) Plan, where the amount sold in any three-month period exceeds 5,000 shares or $50,000 in value also require the Section 16 Insider to file a Form 144 with the SEC no later than the time the Section 16 Insider places the sale order with a broker or executes the trade directly with a market maker.

9.4 Preparation of Forms 3, 4, 5 and 144

Although the responsibility for the timely filing of reports and compliance with trading restrictions rests with each Section 16 Insider, to assist Trustmark’s Section 16 Insiders, the Trading Coordinator will prepare all necessary reporting forms on behalf of Section 16 Insiders who are directors or who are members of Trustmark Bank’s Executive Strategy Committee. All Forms 3, 4, 5 and 144 prepared on behalf of a Section 16 Insider will be based on information provided by the Section 16 Insider. All Insiders must fill out and deliver to the Trading Coordinator a Form ID (a form to obtain access codes to file on the SEC’s electronic filing system).

To meet SEC reporting requirements, all transactions in securities beneficially owned by a Section 16 Insider (which may include transactions by persons other than the Section 16 Insider, as further described in Section 8.3.1) must be reported promptly to the Trading Coordinator. The SEC requires that specific information concerning any late filing be reported in Trustmark’s annual proxy statement.

9.5 Short-Swing Profit Recapture Rule of Section 16(b)

Section 16(b) of the Exchange Act provides that any combination of purchase and sale or sale and purchase (in each case, not exempt from Section 16(b)) of the issuer’s securities (including derivative securities) within a period of less than six months generally results in a violation of Section 16(b). If Section 16(b) is violated, any profit from the matched transactions must be recovered by Trustmark from the Section 16

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Insider. Profit is determined by matching the highest priced sale with the lowest priced purchase, without regard to the actual profit made by the Section 16 Insider.

Although the purpose of the statute is to prevent trading on the basis of material non-public information, the recovery provision operates without regard to the intent of the Section 16 Insider or the actual possession of Inside Information.

Prior to a purchase or sale of Trustmark securities, transactions within the previous six months should be carefully reviewed by the Section 16 Insider. Again, consideration should be given to transactions involving any securities beneficially owned by the Section 16 Insider, which includes transactions by members of the Section 16 Insider’s household, as further described in Section 8.3.1.

9.6 Post-Termination Requirements

Following termination of employment or service, Section 16 Insiders are required to continue reporting certain post-termination transactions that occur less than six months after the last opposite-way, non-exempt transaction that occurred prior to termination. This means that Section 16 reporting obligations may continue for up to six months following termination. To comply with these requirements, all transactions in Trustmark securities beneficially owned by a Section 16 Insider (which may include transactions by persons other than the Section 16 Insider, as further described in Section 8.3.1) must be reported promptly to the Trading Coordinator for six months after such Section 16 Insider terminates employment or service.

10 Policy Oversight and Review

The Corporate Secretary and Assistant Secretary are responsible for general oversight, maintenance, and implementation of this Policy and are responsible for reviewing and approving all non-material revisions to the Policy, as well as recommending approval for material revisions up through the governance hierarchy. The Board of Directors is responsible for monitoring and reviewing this Policy and will approve all material revisions to it. This Policy will be reviewed and approved annually in the month of December by the Board of Directors of Trustmark in coordination with Trustmark’s Policy Framework. Due to regulatory, investor or procedural changes, this document may be revised and approved more frequently.

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11 Effective Date

This policy was originally adopted by the Board of Directors of Trustmark on January 24, 2017 and amended on the following dates:

January 23, 2018	January 24, 2023
January 23, 2019	January 23, 2024
January 28, 2020	December 3, 2024
January 26, 2021	February 4, 2025
January 25, 2022	December 2, 2025

12 Contact Information

If you have questions regarding this Policy, you may contact:

TRADING COORDINATOR:

Granville Tate, Jr.

Chief Administrative Officer and Secretary

13 APPENDIX

SCHEDULE 13.1 – CERTIFICATION (SEE ATTACHED)

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SCHEDULE 13.1 – CERTIFICATION

I certify that:

1. I have read and understand Trustmark’s Insider Trading Policy amended December 2, 2025. I understand that the Trading Coordinator is available to answer any questions I have regarding the Insider Trading Policy.

2. I understand that the Insider Trading Policy applies to my family members who reside with me, anyone else who lives in my household, and any family members who do not live in my household but whose transactions in Trustmark Corporation securities are directed by me or are subject to my influence or control and that I am responsible for the transactions of these other persons.

3. For such time as I have been a director, officer or associate of Trustmark Corporation or Trustmark Bank through the date hereof, I have complied with Trustmark’s previously stated policies regarding insider trading and the SEC rules and regulations regarding insider trading.

4. I will comply with the Insider Trading Policy for as long as I am subject to the policy.

5. I understand that failure to comply with the Insider Trading Policy may subject me to appropriate disciplinary action, which could include termination of employment, independent of any governmental action or penalty.

Signature:

Printed Name:

Date:

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